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                                                          EXHIBIT 11.1


                       LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                         Statement Regarding Computation of Net Loss
                            Per Share of Common Stock (Unaudited)
                    (Dollar amounts in thousands, except per share amounts)



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                                                   Year Ended December 31,         Three Months Ended March 31,
                                           ------------------------------------    ----------------------------
                                               1993         1994         1995          1995           1996
                                           ------------  ----------- -----------   ------------   -------------
Loss before extraordinary loss                 $(2,057)     $(3,326)    $(7,026)       $(1,480)        $(2,873)
Cumulative preferred dividends                   1,557
                                           ------------  ----------- -----------   ------------   -------------

Loss before extraordinary loss
 attributable to common stock                   (3,614)      (3,326)     (7,026)        (1,480)         (2,873)

Extraordinary loss                                           (1,324)
                                           ------------  ----------- -----------   ------------   -------------
Net loss attributable to common stock          $(3,614)     $(4,650)    $(7,026)       $(1,480)        $(2,873)
                                           ------------  ----------- -----------   ------------   -------------
                                           ------------  ----------- -----------   ------------   -------------
Weighted average shares outstanding:
 Shares outstanding                          7,274,248    7,275,481   7,337,147      7,309,948       7,354,393

 Additional equivalent shares issuable
 from assumed exercise of common
 stock options (1)                              59,978       51,267      45,324         42,218           52,326
                                           ------------  ----------- -----------   ------------   -------------
Weighted average shares outstanding          7,334,226    7,326,748   7,382,471      7,352,166        7,406,719
                                           ------------  ----------- -----------   ------------   -------------
                                           ------------  ----------- -----------   ------------   -------------

Loss before extraordinary loss
attributable to common stock                    ($0.49)      ($0.45)     ($0.95)        ($0.20)         ($0.39)

Extraordinary loss                                            (0.18)
                                           ------------  ----------- -----------   ------------   -------------
Net loss attributable to common stock           ($0.49)      ($0.63)     ($0.95)        ($0.20)         ($0.39)
                                           ------------  ----------- -----------   ------------   -------------
                                           ------------  ----------- -----------   ------------   -------------

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(1)  Includes the effect of options issued during the twelve months preceding the Company's initial public offering. Other options and warrants have not been included because their effect would be anti-dilutive.